Exhibit 99.1

            McDermott reports Second Quarter 2007 Results;
     Net Income of $149.4 million, $1.31 per fully diluted share

       Bookings exceed $2.3 billion during 2007 second quarter;
                    Backlog grows to $8.9 billion

            Board of Directors declares 2-for-1 stock split

    HOUSTON--(BUSINESS WIRE)--Aug. 7, 2007--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $149.4 million, or $1.31 per diluted share, for the 2007 second quarter, compared to net income of $47.0 million, or $0.41 per diluted share, for the corresponding period in 2006. Weighted average common shares outstanding on a fully diluted basis were approximately
114.0 million in the quarters ended June 30, 2007 and June 30, 2006.

    McDermott's revenues in the second quarter of 2007 were $1,418.1 million, compared to $1,048.9 million in the corresponding period in 2006. The growth in Company revenues compared to a year ago was led by the Offshore Oil & Gas Construction and Power Generation Systems segments, increasing 45 percent and 37 percent, respectively.

    Operating income was $181.8 million in the 2007 second quarter, compared to $112.7 million in the 2006 second quarter. The improvement in operating income is primarily attributable to a $50 million increase in segment income in the Power Generation Systems segment. In addition, the Company's Offshore Oil & Gas Construction increased segment income by 39 percent, partially offset by higher unallocated corporate expenses.

    "At the mid-point of 2007, McDermott's financial performance is on track to deliver another successful year for our shareholders," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "We have generated strong results year-to-date from the work we signed in the past. The Company's backlog has grown both sequentially and compared to a year ago, which supports our continued optimism for the markets we serve."

    At June 30, 2007, McDermott's consolidated backlog was $8.9 billion, compared to $7.8 billion at June 30, 2006 and $7.6 billion at December 31, 2006.

    Earlier today, the Company's Board of Directors declared a two-for-one split of McDermott's common stock. The stock split will be applicable to shareholders of record at the close of business on August 20, 2007 and will be effected in the form of a stock dividend to be issued on September 10, 2007.

    RESULTS OF OPERATIONS

    2007 Second Quarter Compared to 2006 Second Quarter

    Offshore Oil & Gas Construction Segment ("J. Ray")

    Revenues in the Offshore Oil & Gas Construction segment were
$580.0 million in the 2007 second quarter, compared to $398.8 million for the same period a year ago. The year-over-year increase in revenues resulted primarily from increased activity in the Middle
East, Asia Pacific and Americas regions.

    Segment income for the 2007 second quarter was $91.1 million, compared to $65.5 million in the 2006 second quarter. Each major region contributed to the improvement, led by the increased activities in the Asia Pacific region. In addition, J. Ray experienced an improvement of approximately $15 million compared to a year ago related to project close-outs, change orders and settlements, which are normal, ongoing components to J. Ray's business but which can vary widely quarter-to-quarter. As disclosed a year ago, J. Ray's second quarter 2006 segment income benefited by approximately $21 million related to the accumulated profit recognized from the Dolphin project.

    At June 30, 2007, J. Ray's backlog was $4.6 billion, compared to backlog of $3.2 billion and $4.1 billion at June 30, 2006 and December 31, 2006, respectively.

    On July 27, 2007, J. Ray completed its previously announced acquisition of substantially all of the assets of Secunda
International, Ltd., including 14 multi-functional vessels as well as its shore base operations for approximately $260 million.

    Power Generation Systems Segment ("B&W")

    Revenues in the Power Generation Systems segment for the second quarter 2007 were $673.6 million, compared to $488.7 million reported in the second quarter of 2006. The year-over-year increase resulted from increased activity on boiler, scrubber and service projects including approximately $150 million in revenue recognized from the global settlement with TXU.

    Segment income for the 2007 second quarter was $75.4 million, compared to $25.2 million in the 2006 second quarter. The improvement in segment income resulted from approximately $50 million in benefits resulting from contract terminations and a variety of settlements. In addition, during the second quarter of 2007, B&W had increased boiler, scrubber and service activity compared to the same period a year ago.

    At June 30, 2007, B&W's backlog was $2.8 billion compared to backlog of $3.1 billion and $2.2 billion at June 30, 2006 and December 31, 2006, respectively. Backlog at June 30, 2006 included $1.1 billion of TXU boiler/SCR projects which were removed from backlog by December 31, 2006. B&W has continued work on three TXU boiler and SCR contracts which are not currently in backlog, but the respective amounts will be rebooked should a new buyer or buyers contract for one or more of these units.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment were $167.7 million in the 2007 second quarter, compared to $163.5 million for the same period a year ago. The increase was primarily the result of the acquisition of Marine Mechanical Corporation which was completed in April 2007.

    Segment income for the 2007 second quarter was $29.7 million, compared to $30.8 million in the 2006 second quarter. The decrease in segment income was primarily related to a $1.1 million gain on an asset sale which occurred in the 2006 second quarter.

    At June 30, 2007, BWXT's backlog was $1.5 billion, compared to backlog of $1.5 billion and $1.3 billion at June 30, 2006 and December 31, 2006, respectively.

    Corporate

    Unallocated corporate expenses were $14.3 million in the 2007 second quarter, compared to $8.8 million in the 2006 second quarter. The increase was primarily related to higher stock based compensation expenses due to McDermott's 70 percent stock price increase during the second quarter, as well as other increased general corporate expenses.

    Other Income and Expense

    The Company's other income for the second quarter of 2007 was $9.5 million, compared to other expense of $50.7 million in the second quarter of 2006. The year-over-year improvement is primarily due to a $49 million loss on the early retirement of debt which occurred during the second quarter of 2006 and a $5.1 million improvement in net interest income/expense compared to the 2006 second quarter due to improved cash and investment balances.

    OTHER INFORMATION

    About the Company

    McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott's customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 20,000 employees.

    Forward Looking Statements

    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, our position to deliver a successful year and our continued optimism for the markets we serve. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, adverse changes in the markets in which we operate, our inability to successfully execute on contracts in backlog or that that awards and contracts in backlog may not otherwise result in the expected revenues. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2006.

    Conference Call to Discuss 2007 Second Quarter Earnings Release

    Date: Wednesday, August 8, 2007, at 9:00 a.m. ET (8:00 a.m. CST)

    Live Webcast: Investor Relations section of Web site at www.mcdermott.com

    Replay: Available for two weeks in the investor relations section of www.mcdermott.com




                    McDERMOTT INTERNATIONAL, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
                                         (Unaudited)
                          (In thousands, except per share amounts)

Revenues               $1,418,146  $1,048,930  $2,781,576  $1,693,837
----------------------------------------------------------------------
Costs and Expenses:
  Cost of operations    1,128,552     842,803   2,210,618   1,344,529
  (Gains) losses on
   asset disposals and
   impairments - net         (115)     (1,085)     (1,750)     14,921
  Selling, general and
   administrative
   expenses               115,225     101,841     212,987     168,835
----------------------------------------------------------------------

                        1,243,662     943,559   2,421,855   1,528,285
----------------------------------------------------------------------


Equity in Income of
 Investees                  7,308       7,340      14,549      14,887
----------------------------------------------------------------------

Operating Income          181,792     112,711     374,270     180,439
----------------------------------------------------------------------


Other Income
 (Expense):
  Interest income          15,821      12,467      28,139      20,002
  Interest expense         (5,366)     (7,108)    (14,955)    (17,411)
  IRS interest expense
   adjustment                   -      (2,620)          -      10,590
  Loss on early
   retirement of debt           -     (49,016)          -     (49,016)
  Other expense - net        (975)     (4,438)     (4,845)     (5,999)
----------------------------------------------------------------------

                            9,480     (50,715)      8,339     (41,834)
----------------------------------------------------------------------

Income from Continuing
 Operations before
  Provision for Income
   Taxes                  191,272      61,996     382,609     138,605

Provision for Income
 Taxes                     41,898      28,768      75,174      49,162
----------------------------------------------------------------------


Income from Continuing
 Operations               149,374      33,228     307,435      89,443

Income from
 Discontinued
 Operations                     -      13,786           -      12,894
----------------------------------------------------------------------


Net Income             $  149,374  $   47,014     307,435  $  102,337
======================================================================

Earnings per Common
 Share:
  Basic:
     Income from
      Continuing
      Operations       $     1.34  $     0.30  $     2.77  $     0.83
     Income from
      Discontinued
      Operations       $     0.00  $     0.13  $     0.00  $     0.12
     Net Income        $     1.34  $     0.43  $     2.77  $     0.95
  Diluted:
     Income from
      Continuing
      Operations       $     1.31  $     0.29  $     2.69  $     0.79
     Income from
      Discontinued
      Operations       $     0.00  $     0.12  $     0.00  $     0.11
     Net Income        $     1.31  $     0.41  $     2.69  $     0.90
======================================================================





                    McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
                                  (Unaudited; In Thousands)

REVENUES
  Offshore Oil and Gas
   Construction        $  579,977  $  398,848  $1,130,246  $  694,287
  Government
   Operations             167,726     163,480     329,125     324,479
  Power Generation
   Systems                673,591     488,710   1,329,005     677,733
  Adjustments and
   Eliminations            (3,148)     (2,108)     (6,800)     (2,662)
----------------------------------------------------------------------
     TOTAL             $1,418,146  $1,048,930  $2,781,576  $1,693,837
----------------------------------------------------------------------



SEGMENT INCOME
  Offshore Oil and Gas
   Construction        $   91,056  $   65,498  $  212,259  $   87,681
  Government
   Operations              29,673      30,760      64,428      57,125
  Power Generation
   Systems                 75,364      25,233     118,828      52,785
----------------------------------------------------------------------
                          196,093     121,491     395,515     197,591
  Corporate               (14,301)     (8,780)    (21,245)    (17,152)
----------------------------------------------------------------------
     TOTAL             $  181,792  $  112,711  $  374,270  $  180,439
----------------------------------------------------------------------

  EQUITY IN INCOME
   (LOSS) OF INVESTEES
   (1)
  Offshore Oil and Gas
   Construction        $   (1,043) $     (715) $   (1,856) $   (1,381)
  Government
   Operations               6,519       6,046      12,992      12,499
  Power Generation
   Systems                  1,832       2,009       3,413       3,769
----------------------------------------------------------------------
     TOTAL             $    7,308  $    7,340  $   14,549  $   14,887
----------------------------------------------------------------------

  DEPRECIATION &
   AMORTIZATION (1)
  Offshore Oil and Gas
   Construction        $    7,755  $    5,895  $   15,059  $   12,287
  Government
   Operations               4,674       3,379       8,374       6,612
  Power Generation
   Systems                  5,280       4,859      10,493       6,538
  Corporate                   255         127         576         517
----------------------------------------------------------------------
     TOTAL             $   17,964  $   14,260  $   34,502  $   25,954
----------------------------------------------------------------------

  CAPITAL EXPENDITURES
  Offshore Oil and Gas
   Construction        $   55,744  $   25,591  $   90,168  $   46,250
  Government
   Operations               2,313       3,295       4,873       7,425
  Power Generation
   Systems                  9,616       6,252      20,802       8,107
  Corporate                   145         211         176       2,604
----------------------------------------------------------------------
     TOTAL             $   67,818  $   35,349  $  116,019  $   64,386
----------------------------------------------------------------------

  BACKLOG
  Offshore Oil and Gas
   Construction        $4,611,449  $3,231,059  $4,611,449  $3,231,059
  Government
   Operations           1,491,523   1,524,306   1,491,523   1,524,306
  Power Generation
   Systems              2,780,337   3,056,313   2,780,337   3,056,313
----------------------------------------------------------------------
     TOTAL             $8,883,309  $7,811,678  $8,883,309  $7,811,678
----------------------------------------------------------------------

(1) Included in Segment Income (Loss) above.





                    McDERMOTT INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS


                                ASSETS
                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
                                             (Unaudited)
                                                  (In thousands)
Current Assets:
  Cash and cash equivalents                   $ 1,063,681   $  600,843
  Restricted cash and cash equivalents             86,832      106,674
  Investments                                     148,500      172,171
  Accounts receivable - trade, net                714,380      668,310
  Accounts and notes receivable -
   unconsolidated affiliates                       29,731       29,825
  Accounts receivable - other                      59,267       48,041
  Contracts in progress                           246,958      230,146
  Inventories                                      89,744       77,769
  Deferred income taxes                           168,441      180,234
  Other current assets                             42,313       39,461
----------------------------------------------------------------------

  Total Current Assets                          2,649,847    2,153,474
----------------------------------------------------------------------

Property, Plant and Equipment                   1,653,831    1,525,187
  Less accumulated depreciation                 1,041,617    1,011,693
----------------------------------------------------------------------

  Net Property, Plant and Equipment               612,214      513,494
----------------------------------------------------------------------

Investments                                       145,100      121,914
----------------------------------------------------------------------

Goodwill                                          127,298       89,226
----------------------------------------------------------------------

Deferred Income Taxes                             213,923      260,341
----------------------------------------------------------------------

Long-Term Income Tax Receivable                    33,828      299,786
----------------------------------------------------------------------

Other Assets                                      244,213      195,527
----------------------------------------------------------------------

  TOTAL                                       $ 4,026,423   $3,633,762
======================================================================





                    McDERMOTT INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND STOCKHOLDERS' EQUITY

                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
                                             (Unaudited)
                                                  (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                             $    6,461   $  257,492
  Accounts payable                               426,549      407,094
  Accrued employee benefits                      224,570      246,182
  Accrued liabilities - other                    289,563      264,839
  Accrued contract cost                          130,688      110,992
  Advance billings on contracts                1,397,721    1,116,118
  U.S. and foreign income taxes payable           44,315       58,557
----------------------------------------------------------------------

     Total Current Liabilities                 2,519,867    2,461,274
----------------------------------------------------------------------

Long-Term Debt                                    10,623       15,242
----------------------------------------------------------------------

Accumulated Postretirement Benefit Obligation    100,581      100,316
----------------------------------------------------------------------

Self-Insurance                                    84,077       84,704
----------------------------------------------------------------------

Pension Liability                                339,505      372,504
----------------------------------------------------------------------

Other Liabilities                                167,762      156,621
----------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity:
  Common stock, par value $1.00 per share,
   authorized 150,000,000 shares; issued
   115,167,278 at June 30, 2007 and
   113,897,309 at December 31, 2006              115,167      113,897
  Capital in excess of par value               1,256,519    1,214,282
  Accumulated deficit                           (163,416)    (458,886)
  Treasury stock at cost, 2,939,320 shares at
   June 30, 2007 and 3,012,709 shares at
   December 31, 2006                             (64,000)     (60,581)
  Accumulated other comprehensive loss          (340,262)    (365,611)
----------------------------------------------------------------------

     Total Stockholders' Equity                  804,008      443,101
----------------------------------------------------------------------

     TOTAL                                    $4,026,423   $3,633,762
======================================================================





                    McDERMOTT INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               Six Months Ended
                                                   June 30,
                                              2007           2006
                                          ------------   ------------
                                                  (Unaudited)
                                                (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                               $     307,435  $     102,337
----------------------------------------------------------------------
  Depreciation and amortization                 34,502         25,954
  Income of investees, less dividends           (3,305)        (3,149)
  (Gains) losses on asset disposals and
   impairments - net                            (1,750)        14,921
  Gain on sale of business                           -        (13,786)
  Provision for deferred taxes                  53,746         90,678
  Excess tax benefits from FAS 123(R)
   stock-based compensation                    (20,319)       (13,163)
  Other                                         11,261         18,421
  Changes in assets and liabilities, net
   of effects of acquisitions and
   divestitures:
     Accounts receivable                       (48,039)       114,023
     Income tax receivable                     270,368        (92,437)
     Net contracts in progress and
      advance billings on contracts            269,807        114,723
     Accounts payable                           18,945        (19,979)
     Income taxes                              (23,120)        31,241
     Accrued and other current
      liabilities                               37,592         (9,219)
     Pension liability, accumulated
      postretirement benefit obligation
      and accrued employee benefits            (45,167)       (25,486)
     Other, net                                (18,587)        (3,820)
----------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES                                    843,369        331,259
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash
 equivalents                                    19,842         69,981
Purchases of property, plant and
 equipment                                    (116,019)       (64,386)
Acquisition of Marine Mechanical
 Corporation, net of cash acquired             (70,950)             -
Purchases of available-for-sale
 securities                                 (1,737,053)      (917,884)
Maturities of available-for-sale
 securities                                  1,529,861        859,706
Sales of available-for-sale securities         212,743        172,521
Proceeds from asset disposals                    2,531         21,549
Cash acquired from the reconsolidation
 of The Babcock & Wilcox Company                     -        164,200
Other                                             (954)        (2,549)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES                                   (159,999)       303,138
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt                           -            592
Payment of long-term debt                     (255,501)      (236,941)
Issuance of common stock                         9,576         13,323
Payment of debt issuance costs                       -         (8,606)
Excess tax benefits from FAS 123(R)
 stock-based compensation                       20,319         13,163
Other                                                4           (336)
----------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES         (225,602)      (218,805)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH         5,070          1,770
NET INCREASE IN CASH AND CASH
 EQUIVALENTS                                   462,838        417,362
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                     600,843         19,263
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD                                  $   1,063,681  $     436,625
======================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)   $      17,790  $      31,516
  Income taxes (net of refunds)          $    (237,470) $      21,811
======================================================================

    CONTACT: McDermott Investor Relations & Corporate Communications
             Jay Roueche, 281-870-5462
             Vice President
             jroueche@mcdermott.com
             or
             Robby Bellamy, 281-870-5165
             Manager
             rbellamy@mcdermott.com